EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Resources Announces 2011 Financial Results

Coeur d’Alene, Idaho – December 16, 2011 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced consolidated financial results for its fourth fiscal quarter and its fiscal year ended September 30, 2011.  A summary of selected financial results is presented in the following table:

($US 000’s, except earnings per share)	3 Months Ending September 30		Year Ending September 30
	2011	2010	2011	2010
Loss from continuing operations	$(2,134)	$(2,811)	$(6,836)	$(5,843)
Income (loss) from discontinued operations	1,994	(284)	4,506	92
Consolidated net loss	(140)	(3,095)	(2,330)	(5,751)
Consolidated net loss per share, basic and diluted	nil	(0.06)	(0.04)	(0.13)
Mineral exploration expenses	1,576	1,686	4,368	2,221
Working capital	256	2,827	256	2,827

In November 2011, Timberline closed the sale of its Timberline Drilling, Inc. (“TDI”) subsidiary and received an initial cash payment from the buyers of $8 million along with $2 million of cash from TDI.  A portion of the proceeds was used to repay $5 million in convertible debt, which resulted in Timberline becoming debt-free. At present, the Company has approximately $5.4 million in cash and working capital of approximately $6.4 million.

The Company’s consolidated results include income from discontinued operations of $1.99 million and $4.51 million for the quarter and year ended September 30, 2011, respectively.  The results of TDI are reported in the Company’s financial statements under discontinued operations.  Assets and liabilities of TDI, including $2.81 million in cash held by TDI, are reported as assets and liabilities held for sale.

Timberline reported a consolidated net loss of $0.14 million for the quarter ended September 30, 2011 and $2.33 million for the year ended September 30, 2011.  Included in these amounts are exploration expenditures of $1.58 million and $4.37 million, respectively.  The Company’s exploration expenditures increased in 2011 due to the expansion of its extensive, ongoing drill program at its South Eureka Property in Nevada.

Timberline’s President and CEO, Paul Dircksen, commented, “We are very pleased with our corporate progress during 2011.  After a thorough market investigation and in-depth discussions with several companies, we accepted an offer from the TDI management team for the sale of our contract core drilling subsidiary.  The cash received and the terms of the drilling services agreement allow us to continue our aggressive exploration at our Lookout Mountain Project and maintain access to lower-than-market-cost core drilling with no dilution of our shareholders.  We have continued a significant and focused exploration campaign at South Eureka, and we expect to announce an increased gold resource in the first quarter of 2012.  We have increased the confidence in our resource, and we have stepped out into other project areas on the property where we have found mineralization to target further exploration and expansion.  In addition, the Butte Highlands Joint Venture continues to advance the planning and permitting of our projected underground gold mine in Montana.  Underground definition drilling, sampling, assaying, water sampling, hydrological evaluations, and geologic mine modeling and planning have all been advanced this year.  We expect to release a more detailed Butte Highlands JV update soon.”

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is slated to commence in 2012.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing, terms and value of the Company’s sale of Timberline Drilling,  the timing or results of the Company’s drill programs at Butte Highlands and South Eureka, the timing of assay results from such drilling programs being released, the district-scale potential of the South Eureka project, the expansion of the mineralization at the South Eureka project, the timing of a production decision at the South Eureka project, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2011.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

2 | TIMBERLINE RESOURCES